Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated February 11, 2004, except for the first paragraph of Note 18 as to which the date is July 30, 2004, and the second paragraph of Note 18 as to which the date is April 30, 2004, relating to the consolidated financial statements and schedule of QuadraMed Corporation appearing in the Company’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2003.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

San Jose, California

December 14, 2004